Press Release

FOR IMMEDIATE RELEASE:

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830, cell: 412-523-8511, terri.mckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Full Year and Fourth Quarter Financial Results

PITTSBURGH, February 21, 2017 – The Federal Home Loan Bank of Pittsburgh (FHLBank or the Bank) today announced unaudited financial results for full year and fourth quarter 2016. The Bank recorded net income of $260.0 million for the year 2016 and $81.7 million for the fourth quarter. The Board of Directors declared dividends of 5.0 percent annualized on activity stock and 2.0 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on February 22, 2017.

Highlights for 2016 include:

Net income of $260.0 million, highest in the Bank’s history
Advances at $76.8 billion, highest reported balance
Retained earnings at $986.2 million, highest ever
Total assets of $101.3 billion, a recent milestone

“We are extremely pleased with our 2016 financial performance, particularly our record advances, which reflect the relevance of the co-op to our membership,” said Winthrop Watson, president and chief executive officer. “Even more than records, we are gratified by the level of consistency, stability and strength that enables us to achieve our mission every day.”

Operating Results

The Bank’s net income for 2016 totaled $260.0 million, compared to $256.5 million for 2015. This $3.5 million increase was driven by higher net interest income partially offset by lower noninterest income and higher other expense.

Net interest income for 2016 was $348.9 million, a $31.1 million increase compared to $317.8 million in 2015. Higher net interest income was primarily due to higher interest income on advances, prepayment fees on advances and Federal funds sold, partially offset by higher interest expense on consolidated obligations. Noninterest income in 2016 was $25.0 million, a $19.5 million decrease compared to $44.5 million in 2015. Lower noninterest income was primarily due to net losses on derivatives and hedging activities and lower gains on litigation settlements (net of legal fees and expenses), partially offset by net realized gains on sales of available-for-sale securities. Total other expense in 2016 was $83.8 million, a $6.3 million increase compared to $77.5 million in 2015, primarily due to higher compensation and benefits expenses and technology-related costs. Performance in 2016 allowed the Bank to set aside $28.9 million for affordable housing programs.

For the fourth quarter of 2016, net income was $81.7 million, compared to $54.4 million in the fourth quarter of 2015. This $27.3 million increase was primarily driven by higher net interest income and higher noninterest income.

Net interest income was $94.7 million for the fourth quarter of 2016, compared to $78.1 million for the fourth quarter of 2015, an increase of $16.6 million, primarily due to higher interest income on advances, investment income on available-for-sale securities and Federal funds sold, partially offset by higher interest expense on consolidated obligations. Noninterest income in the fourth quarter of 2016 was $21.2 million, compared to $8.0 million in the fourth quarter of 2015, an increase of $13.2 million, primarily due to higher net gains on derivatives and hedging activities, partially offset by higher net losses on trading securities.

Balance Sheet Highlights

At December 31, 2016, total assets were $101.3 billion, an increase of $5.0 billion from $96.3 billion at December 31, 2015, primarily due to increased advances, short-term liquidity balances and available-for-sale securities.

Total capital at December 31, 2016, was $4.8 billion, up from $4.5 billion at December 31, 2015. This increase was primarily driven by additional capital stock related to advance activity. Capital stock was $3.8 billion at December 31, 2016 compared to $3.5 billion at December 31, 2015. Total retained earnings were $986.2 million at December 31, 2016, an increase of $105.0 million from $881.2 million at December 31, 2015. Total retained earnings at December 31, 2016, included $214.5 million of restricted retained earnings. At December 31, 2016, FHLBank Pittsburgh had total regulatory capital of $4.7 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.0 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 2.0 percent. These dividends will be calculated on stockholders’ average balances during the period October 1, 2016, to December 31, 2016, and credited to stockholders’ accounts on Wednesday, February 22, 2017.

Detailed financial information regarding 2016 results will be available in FHLBank Pittsburgh’s 2016 Annual Report on Form 10-K, which the Bank anticipates filing on March 9, 2017.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.
Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to MBS; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	December 31, 2016	December 31, 2015
ASSETS:
Cash and due from banks	$3,587.6	$2,377.0
Federal funds sold	3,222.0	3,980.0
Securities purchased under agreements to resell	2,000.0	1,000.0
Trading securities	395.2	394.7
Available-for-sale securities	9,038.1	8,099.9
Held-to-maturity securities	2,566.1	2,663.3
Advances	76,808.7	74,504.8
Mortgage loans held for portfolio, net of allowance for credit losses of $6.2 and $5.7, respectively	3,390.7	3,086.9
All other assets	251.6	223.2

Total assets	$101,260.0	$96,329.8

LIABILITIES:
Consolidated obligations, net	$95,656.3	$90,876.3
All other liabilities	809.8	951.9

Total liabilities	96,466.1	91,828.2

CAPITAL:
Capital stock	3,755.4	3,539.7
Retained earnings	986.2	881.2
Accumulated other comprehensive income	52.3	80.7

Total capital	4,793.9	4,501.6

Total liabilities and capital	$101,260.0	$96,329.8

	For the three months		For the year ended
	ended December 31,		December 31,
Condensed Statement of Income	2016	2015	2016	2015
Total interest income	$274.9	$185.7	$985.6	$695.6
Total interest expense	180.2	107.6	636.7	377.8

Net interest income	94.7	78.1	348.9	317.8

Provision (benefit) for credit losses	0.1	0.2	1.2	(0.2)

Gains (losses) on trading securities	(26.2)	(3.8)	(0.6)	1.6
Gains on sales of AFS securities	—	—	12.6	—
Gains (losses) on derivatives and hedging	40.6	7.3	(13.8)	3.4
Gains on litigation settlements, net	—	—	0.6	15.3

All other income	6.8	4.5	26.2	24.2

All other expense	25.0	25.5	83.8	77.5

Income before assessments	90.8	60.4	288.9	285.0

Affordable Housing Program assessment	9.1	6.0	28.9	28.5

Net income	$81.7	$54.4	$260.0	$256.5